Exhibit 99.1

PRESS RELEASE

Summer Infant Enters Into Amended Credit Agreement

Provides Flexibility Given Toys “R” Us Bankruptcy

WOONSOCKET, R.I., October 20, 2017 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (NASDAQ: SUMR), a global leader in premium juvenile products, today announced that the Company has amended its existing credit facility to provide near-term financial flexibility as a result of the bankruptcy filing by Toys “R” Us, Inc. (“TRU”) on September 18, 2017. As part of the amendment, Summer Infant’s lenders waived any loan violations that may have occurred due to “overadvances” made after TRU receivables were no longer deemed “eligible accounts” for purposes of the revolver borrowing base, reflecting the bankruptcy filing. The amendment also includes certain provisions to provide additional flexibility to the Company in light of the TRU insolvency proceedings, including permitting post-bankruptcy-filing TRU receivables to qualify as eligible accounts, as is further detailed in the Company’s Current Report on Form 8-K being filed today with the SEC.

The bankruptcy of TRU negatively impacted net revenue of Summer Infant by approximately $2.3 million during the third quarter, primarily related to delayed shipments to Babies “R” Us. In addition, the Company expects to record a charge in the third quarter of approximately $2.1 million as an allowance for bad debt related to pre-bankruptcy petition accounts receivable from TRU.

Mark Messner, Chief Executive Officer, commented, “We have analyzed our near term exposure to Babies “R” Us and believe it prudent to reserve an allowance for doubtful accounts given the time it may take for the bankruptcy to run its course. Going forward, we are taking the appropriate steps to serve this customer, actively manage our inventory, and roll out new products in the fourth quarter. We’re pleased that, once again, we were supported by all institutions participating in our credit agreement with regard to the amendment to provide near-term financial flexibility.”

The estimated impact of the TRU bankruptcy on the Company’s third quarter results is based on management’s preliminary financial analysis. The unaudited consolidated condensed financial statements for the three and nine months ended September 30, 2017 are not yet available and subject to adjustments. These preliminary estimates may differ materially from the actual results that will be reflected in the Company’s unaudited consolidated condensed financial statements for the three and nine months ended September 30, 2017 when completed.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Forward-Looking Statements

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements concern management’s current assumptions, estimates, beliefs, and expectations and anticipated events or trends and similar expressions concerning matters that are not historical facts  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the impact of the TRU bankruptcy on the Company’s third quarter results. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:

Chris Witty

Investor Relations

646-438-9385

cwitty@darrowir.com